Exhibit 99.6

Joel E. Elkins (SBN 256020)

jelkins@weisslawllp.com

WEISSLAW LLP

9107 Wilshire Blvd., Suite 450

Beverly Hills, CA 90210

Telephone: 310/208-2800

Facsimile: 310/209-2348

Attorneys for Plaintiff

[Additional counsel appear on signature page]

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

FULGENCE TONFACK, on Behalf of Himself and All Others Similarly Situated,

Plaintiff,

v.

GIGAMON INC., PAUL A. HOOPER, ARTHUR W. COVIELLO, JR., JOAN A. DEMPSEY, TED C. HO, JOHN H. KISPERT, PAUL J. MILBURY, COREY M. MULLOY, MICHAEL C. RUETTGERS, ROBERT E. SWITZ, and DARIO ZAMARIAN,

Defendants.

CASE NO.: CLASS ACTION CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAW JURY TRIAL DEMANDED

Plaintiff Fulgence Tonfack (“Plaintiff”), on behalf of himself and all others similarly situated, upon information and belief, including an examination and inquiry conducted by and through his counsel, except as to those allegations pertaining to Plaintiff, which are alleged upon personal belief, alleges the following for his Class Action Complaint:

NATURE AND SUMMARY OF THE ACTION

1.    This is a stockholder class action brought by Plaintiff on behalf of himself and all other public stockholders of Gigamon Incorporated (“Gigamon” or the “Company”) against Gigamon and the members of Gigamon’s Board of Directors (the “Board” or the “Individual Defendants,” and together with Gigamon, “Defendants”) for their violations of Sections 14(a)

and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(a), 78t(a) and U.S. Securities and Exchange Commission (“SEC”) Rule 14a-9, 17 C.F.R. § 240.14a-9 and to enjoin a vote on the proposed transaction (the “Proposed Merger”) pursuant to which Gigamon will be acquired by Elliot Management Corporation through its affiliate Ginsberg Holdco, Inc. (“Newco”) and its wholly-owned subsidiary, Ginsberg Merger Sub, Inc. (“Merger Sub” and, collectively, “Elliot”).

2.    On October 26, 2017, Gigamon issued a press release announcing it had entered into an Agreement and Plan of Merger dated October 26, 2017 (the “Merger Agreement”) to sell Gigamon to Elliot for $38.50 per share in cash (the “Merger Consideration”). The Proposed Merger is valued at approximately $1.6 billion.

3.    On November 24, 2017, Gigamon filed a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) with the SEC in connection with the Proposed Merger. The Proxy Statement, which recommends that Gigamon stockholders vote in favor of the Proposed Merger, omits or misrepresents material information concerning, among other things: (i) the background process leading to the Proposed Merger; (ii) Gigamon’s financial projections, relied upon by Gigamon’s financial advisor, Goldman Sachs & Co. LLC (“Goldman Sachs”), in its financial analyses; and (iii) the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by Goldman Sachs. The failure to adequately disclose such material information constitutes a violation of the above-referenced sections of the Exchange Act, as Gigamon stockholders need such information to cast a fully-informed vote or make a fully-informed appraisal decision in connection with the Proposed Merger.

4.    In short, unless remedied, Gigamon’s public stockholders will be forced to make a voting or appraisal decision on the Proposed Merger without full disclosure of all material information concerning the Proposed Merger being provided to them. Plaintiff seeks to enjoin the stockholder vote on the Proposed Merger unless and until such Exchange Act violations are cured. In the event the Proposed Merger is consummated without the material omissions referenced below being remedied, Plaintiff seeks to recover damages resulting from the Defendants’ violations.

JURISDICTION AND VENUE

5.    This Court has jurisdiction over the claims asserted herein for violations of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1331 (federal question jurisdiction).

6.    This Court has jurisdiction over the Defendants because each Defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.    Venue is proper in this District pursuant to 28 U.S.C. § 1391 because Plaintiff’s claims arose in this District, where a substantial portion of the actionable conduct took place, most of the documents are electronically stored, and the evidence exists. Moreover, Gigamon’s corporate headquarters is located in this District and each of the Individual Defendants, as Company officers or directors, either resides in this District or has extensive contacts within this District.

THE PARTIES

8.    Plaintiff is, and has been at all times relevant hereto, a continuous stockholder of Gigamon.

9.    Defendant Gigamon is a Delaware corporation with its principal executive offices located at 3300 Olcott Street, Santa Clara, California 95054. Gigamon develops and produces network visibility and traffic-monitoring technologies for IT organizations. The Company’s common stock is traded on the New York Stock Exchange under the ticker symbol “GIMO.”

10.    Defendant Corey M. Mulloy (“Mulloy”) has served as a director of Gigamon since January 2010 and as Chairman of the Board since March 2013.

11.    Defendant Paul A. Hooper (“Hooper”) has served as Chief Executive Officer (“CEO”) and as a director of Gigamon since December 2012. Hooper also served as Vice President of Marketing from July 2011 until December 2012.

12.    Defendant Arthur W. Coviello, Jr. (“Coviello”) has served as a director of Gigamon since April 2017.

13.    Defendant Joan A. Dempsey (“Dempsey”) has served as a director of Gigamon since June 2016.

14.    Defendant Ted C. Ho (“Ho”) has served as a director of Gigamon from the Company’s inception to March 2013 and returned as a director as of August 2014. Ho also cofounded the Company in 2004 and served as CEO from February 2008 to December 2012.

15.    Defendant John H. Kispert (“Kispert”) has served as a director of Gigamon since December 2013.

16.    Defendant Paul J. Milbury (“Milbury”) has served as a director of Gigamon since January 2014.

17.    Defendant Michael C. Ruettgers (“Ruettgers”) has served as a director of Gigamon since December 2010.

18.    Defendant Robert E. Switz (“Switz”) has served as a director of Gigamon since June 2015.

19.    Defendant Dario Zamarian (“Zamarian”) has served as a director of Gigamon since February 2017.

20.    Defendants Mulloy, Hooper, Coviello, Dempsey, Ho, Kispert, Milbury, Ruettgers, Switz, and Zamarian are collectively referred to herein as the “Individual Defendants” or the “Board” and, together with Gigamon, “Defendants.”

OTHER RELEVANT ENTITIES

21.    Elliot Management Corporation serves as the investment advisor to two multi-strategy investment funds, Elliott Associates, L.P. and Elliott International, L.P. (the “Elliott Funds”).

22.    The Elliott Funds combined have approximately $34 billion in assets under management. In connection with the Proposed Merger, the Elliott Funds granted equity commitments to Newco and Merger Sub.

23.    Newco is a Delaware Corporation and was formed by Elliott Associates, L.P.

24.    Merger Sub is a Delaware Corporation and a wholly owned subsidiary of Newco. Merger Sub was also formed by Elliott Associates, L.P. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with Gigamon, and Gigamon will become a wholly owned subsidiary of Newco.

25.    Evergreen Coast Capital (“Evergreen”) is a private equity firm that invests in buyout transactions. Evergreen operates as a subsidiary of Elliott Management Corporation and is leading Elliott’s investment in connection with the Proposed Merger.

CLASS ACTION ALLEGATIONS

26.    Plaintiff brings this action as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of all persons and entities that own Gigamon common stock (the “Class”). Excluded from the Class are Defendants, their affiliates, immediate families, legal representatives, heirs, successors, or assigns, and any entity in which Defendants have or had a controlling interest.

27.    Plaintiff’s claims are properly maintainable as a class action under Rule 23 of the Federal Rules of Civil Procedure.

28.    The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to Plaintiff at this time and can only be ascertained through discovery, Plaintiff believes that there are thousands of members in the Class. As of November 20, 2017, there were approximately 37,812,738 shares of Company common stock issued and outstanding held by individuals and entities who are geographically dispersed. All members of the Class may be identified from records maintained by Gigamon or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to those customarily used in securities class actions.

29.    Questions of law and fact are common to the Class and predominate over questions affecting any individual Class member, including, inter alia:

(a)    Whether Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder;

(b)    Whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

(c)    Whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Merger consummated.

30.    Plaintiff will fairly and adequately protect the interests of the Class and has no interests contrary to or in conflict with those of the Class that Plaintiff seeks to represent. Plaintiff has retained competent counsel experienced in litigation of this nature.

31.    A class action is superior to all other available methods for the fair and efficient adjudication of this controversy. Plaintiff knows of no difficulty to be encountered in the management of this action that would preclude its maintenance as a class action.

32.    Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

Company Background

33.    Gigamon was founded in 2004 and is a developer and vendor of network visibility and traffic-monitoring technology. Gigamon’s platform provides companies with the technology necessary to analyze their received traffic and increase the security of their data.

34.    Large companies produce and must process an enormous amount of data to efficiently operate. Gigamon offers such companies various tools to help manage their data. Since 2004, the Company has expanded its business to include security solutions, such as the identification of malware movement and the ability to accelerate the detection of exfiltration, as well as tools that allow companies to quickly identify subscribers and adjust their technology to accommodate the level of network traffic that they experience. Gigamon also partners with other companies to provide its customers with services, such as forensics and compliance review.

The Sale Process

35.    On March 14, 2017, a private equity sponsor (“Party A”) contacted Hooper to express an interest in acquiring Gigamon.

36.    On April 25, 2017, the Board met with Goldman Sachs to discuss Party A’s offer to determine if it was in the best interest of Gigamon to remain as a standalone company or consider strategic alternatives. The Board did not take any action regarding Party A’s offer at that time.

37.    Then, on May 8, 2017, a representative from Elliott contacted Hooper to notify Hooper that Elliott had acquired an equity stake in the Company. The Elliott representative revealed that Elliott planned to disclose their equity accumulation and would convey their thoughts and recommendations with respect to Gigamon’s strategic options. On that same day, Elliott filed a Schedule 13D with the SEC stating that it had accumulated beneficial ownership of around 7.2% of Gigamon’s outstanding shares of common stock. Elliott also disclosed in the 13D its belief that Gigamon shares were significantly undervalued and that it planned to discuss profit-maximizing strategies with the Board.

38.    On May 9, 2017, a representative of a second interested party (“Party B”) contacted Hooper about an alternate merger proposal.

39.    Later, on May 14, 2017, the Board, management, and Goldman Sachs met to discuss management’s meetings with Elliott regarding a potential acquisition. It was determined that it would be preferable to delay the initiation of an exploratory sale process until the end of the Company’s second quarter, which was expected to be strong. The Board then directed management to prepare long-term financial projections for the Board to review.

40.    Throughout early June 2017, the Board continued to consult with Goldman Sachs about the potential sale of the Company, particularly regarding the interest expressed by Elliott.

On June 14, 2017, Hooper and Mulloy received an email from a representative of Elliott, which detailed Elliott’s continued interest in Gigamon and included “statements and sentiments from other Gigamon investors who shared their views on the Company.” Proxy at 34.

41.    On June 20, 2017, Goldman Sachs spoke to the Board about the potential exploratory sales process and informed the Board that eight additional financial sponsors contacted Gigamon or Goldman Sachs representatives to express their interest in the Company.

42.    The Board met to review a preliminary report on Gigamon’s second quarter results on July 2, 2017. The Board discussed whether it would be prudent to initiate the exploratory sale process in light of the second quarter financial results and determined that it would start the process. The Board directed Goldman Sachs to confidentially contact potential strategic parties and potential financial sponsors to measure their level of interest in Gigamon.

43.    On July 7, 2017, the Board created a committee (the “Transaction Committee”) charged with supervising the sale process. The Transaction Committee was comprised of Mulloy, Dempsey, and Milbury.

44.    During the first two weeks of July, the Board directed Goldman Sachs to contact seventeen potential strategic parties and eighteen potential financial sponsors, of which five strategic parties and nine financial sponsors entered into confidentiality agreements with Gigamon. Throughout July and August, five strategic parties and eight financial sponsors participated in management meetings with Gigamon.

45.    On July 12, 2017, the Transaction Committee met with representative of Goldman Sachs and Gigamon’s outside counsel, Wilson Sonsini Goodrich & Rosati, P.C., to discuss the management meetings that had been held with third parties and the status of ongoing confidentiality agreement negotiations.

46.    The Transaction Committee continued to discuss the sales process throughout July, and on July 31, 2017, the results of Gigamon’s first round of proposals were received. Party A’s proposed share price was between $42-43, Party B’s proposed price was between $40-41 per share, and Elliott’s proposal was between $44-46 per share.

47.    By the end of August, all of the strategic parties that Gigamon had met with previously informed the Company that they were no longer interested in Gigamon and would not submit offers for the Company. On September 7, 2017, Party A informed Goldman Sachs that it would not submit a proposal to acquire Gigamon.

48.    Elliott continued to show interest in Gigamon, and on September 10, 2017, the Board met to discuss Elliott’s acquisition proposal. After comparing Elliott’s proposal with the valuation of Gigamon, the Board found that Elliott’s $42 per share offer price was insufficient. Goldman Sachs communicated this information to representatives of Elliott and suggested that they return with a higher price.

49.    Elliott and Gigamon continued to negotiate the offer price, and on September 21, 2017, Elliott made it clear to Gigamon that $42.50 was their best and final offer. On September 26, 2017, Goldman Sachs informed Elliot that the $42.50 offer price was acceptable.

50.    However, after Gigamon’s third quarter financial results were released at the end of September, Elliott revised their offer and proposed a share price of $38. The Board met during the first two weeks of October to discuss the revised offer and sent a counteroffer of $41.50 to Elliott, which was rejected. After further negotiations, Elliott agreed to a per share price of $38.50.

51.    On October 24, 2017, the Board met to discuss the Proposed Merger and decided that the most accurate valuation of Gigamon, post third quarter results, was lower than previously determined and that the Board would accept Elliott’s offer of $38.50 per share.

52.    On October 26, 2017, the Board convened in a special meeting at which Goldman Sachs delivered its oral opinion, which was confirmed in a written opinion later that day, on the fairness of the transaction from a financial standpoint.

The Proposed Merger

53.    On October 26, 2017, Gigamon issued a press release announcing the Merger Agreement pursuant to which Elliott would acquire Gigamon. The press release stated, in relevant part:

SANTA CLARA, Calif., Oct. 26, 2017 /PRNewswire/ — Gigamon Inc. (NYSE: GIMO) (“Gigamon” or the “Company”), the industry leader in traffic visibility solutions, and Elliott Management (“Elliott”), a leading multi-strategy private investment firm, today announced that they have entered into a definitive agreement under which Elliott will acquire Gigamon for $38.50 per share in cash, for a total value of approximately $1.6 billion. Upon completion of the transaction, Gigamon will become a privately held company. Elliott’s investment is being led by its private equity affiliate, Evergreen Coast Capital (“Evergreen”).

Under the terms of the agreement, Gigamon shareholders will receive $38.50 in cash for each share of Gigamon common stock held. The purchase price represents a premium of approximately 21% to the Company’s unaffected closing price on April 28, 2017, the day following the Company’s release of its first quarter 2017 financial results and the date on which Elliot became required to file a Schedule 13D with respect to its ownership interest in Gigamon. The agreement was unanimously approved by the Gigamon Board of Directors.

“We are pleased to announce this transaction, which delivers immediate cash value to our shareholders upon closing at a premium to our unaffected stock price,” said Paul Hooper, Chief Executive Officer of Gigamon. “The Gigamon Board, with the assistance of independent financial and legal advisors, conducted a thorough review of options to enhance shareholder value and unanimously concluded that entering into this agreement with Elliott represents the best way to maximize value. We remain committed to our mission-critical role and to the success of our customers, employees and partners. Elliott and Evergreen have deep technology experience and share our long-term vision for next-generation traffic visibility across on-premises, cloud and hybrid infrastructure.”

“As the leading provider of visibility solutions that enable enterprises to guard against network and data breaches, Gigamon has a strong track record of innovation and delivering customer value that makes it a compelling investment,” said Jesse Cohn, Partner at Elliott. “In partnership with Evergreen Coast Capital, our private equity affiliate, this is a landmark transaction in our long history of investing in leading enterprise technology businesses. We look forward to working with the management team and employees of Gigamon to build on the Company’s leadership and extend its global relationships with customers and partners.”

“This transaction represents a unique opportunity to invest in the industry-leading visibility solution in a product category that is critical to enterprise security,” said Isaac Kim, Managing Director of Evergreen. “Working alongside our team of operating executives, we look forward to supporting the Company to drive long-term growth through continued product development, investment in the Company’s large community of channel partners and exploring acquisitions to further bolster innovation.”

Transaction Details

The transaction is expected to close in the first quarter of 2018, subject to customary closing conditions, including regulatory approvals and the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Gigamon stock, which will be sought at a special meeting of shareholders to be scheduled.

Elliott Management and its affiliates currently hold a 7.0% equity voting stake in the Company and have agreed to vote their shares in favor of the transaction.

The Proxy Statement Contains Material Misstatements or Omissions

54.    On November 13, 2017, Defendants filed the Proxy Statement with the SEC in connection with the Proposed Merger. The Proxy Statement aims, inter alia, to encourage stockholders to vote in favor of the Proposed Merger. Defendants were obligated to ensure that the Proxy Statement did not contain any material misrepresentations or omissions. Defendants breached this obligation.

55.    The Proxy Statement misrepresents or omits required and material information that Gigamon’s stockholders need to make a well-informed decision regarding whether or not to vote in favor of the Proposed Merger or seek appraisal. Specifically, as set forth below, the Proxy Statement fails to provide Gigamon’s public stockholders with material information or provides them with materially misleading information concerning: (i) Gigamon’s financial projections, relied upon by Gigamon’s financial advisor, Goldman Sachs; (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by Goldman Sachs; and (iii) the background process leading to the Proposed Merger. Accordingly, Gigamon stockholders are being asked to make a voting decision in connection with the Proposed Merger without all material information at their disposal.

Material Omissions Concerning Gigamon’s Financial Projections

56.    The Proxy Statement discloses management-prepared financial projections for the Company that are materially misleading. Gigamon prepared three sets of financial projections: Case A Projections, representing higher performances; Case B Projections, representing midlevel performances; and Case C Projections, representing lower performances. The Board initially decided to provide bidders with the Case B Projections, which were also provided to Goldman Sachs for use in its financial analyses. However, at the eleventh hour, the Board decided to rely on the Case C Projections instead, and adjusted them lower purportedly based on actual second and third quarters 2017 performance to come up with the “Updated Case C Projections.” The Proxy Statement indicates that Goldman Sachs, in connection with its fairness opinion, reviewed “certain internal financial analyses and forecasts for Gigamon prepared by its management, as approved for Goldman Sachs’ use by Gigamon, which are referred to herein as the Updated Case C Projections . . . .” The “Updated Case C Projections” were also provided to Elliott. Thus, the Proxy Statement should have provided certain information in the projections that Gigamon management provided to the Board, Goldman Sachs, and Elliott.

57.    Specifically, the Proxy Statement fails to disclose for fiscal years 2017 to 2026 the line-item projections for the metrics used to calculate financial measures, such as revenue, gross profit, EBITDA, unlevered free cash flow, and net compensation.

58.    The financial projections disclosed in the Proxy Statement also omitted stock-based compensation expenses. Stockholders cannot make an informed decision concerning Gigamon’s financial future or whether to vote in favor of the Proposed Merger without information on how stock-based compensation expenses were projected to impact the Company.

Material Omissions Concerning Goldman Sachs’s Financial Analyses

59.    The Proxy Statement describes Goldman Sachs’s fairness opinion and the various valuation analyses it performed in support of its opinion. However, the description of Goldman Sachs’ fairness opinion and analyses fails to include key inputs and assumptions underlying these analyses. Without this information, as described below, Gigamon’s public stockholders are unable to fully understand these analyses and, thus, are unable to determine what weight, if any, to place on Goldman Sachs’ fairness opinion in making their voting decision with respect to the Proposed Merger. This omitted information, if disclosed, would significantly alter the total mix of information available to Gigamon’s stockholders.

60.    First, in performing its Illustrative Discounted Cash Flow (“DCF”) Analysis, Goldman Sachs used the Company’s projected “unlevered free cash flow” for years 2017 through 2026. However, the Proxy Statement fails to define unlevered free cash as utilized by Goldman Sachs in its analysis and does not disclose the line-item projections used to calculate those unlevered free cash flows. Further, the Proxy Statement fails to disclose the individual inputs and assumptions used by Goldman Sachs to derive the discount rate range of 16.5 to 18.5%.

61.    Stockholders are unable to scrutinize Goldman Sachs’ DCF analysis without access to the line items used in the unlevered free cash flow calculations. The line items are necessary so that the stockholders may compare the Goldman Sachs calculations with the financial projections published by the Company to discern the value of Gigamon.

62.    The lack of access to these key inputs renders the DCF valuation both incomplete and misleading. This is of importance as the Board’s recommendation to stockholders that they support the Proposed Merger is based in part on the financial condition of Gigamon listed in the Proxy Statement, as well as the fairness opinion of Goldman Sachs.

63.    With respect to the Illustrative Present Value of Future Share Price Analysis, the Proxy Statement fails to disclose the inputs utilized by Goldman Sachs to compute the cost of equity of 16.5%. The Proxy Statement also fails to disclose the separate implied values per share calculated by Goldman Sachs for the years 2018, 2019, and 2020.

64.    With respect to the Selected Transactions Analysis, the Proxy Statement fails to disclose the objective selection criteria for each transaction, as well as the individual multiples for each transaction for EV/LTM revenue, EV/LTM EBITDA, EV/NTM revenue, and P/NTM E and EV/NTM EBITDA.

65.    With respect to the Selected Companies Analysis, the Proxy fails to disclose the objective selection criteria for each company, as well as the individual multiples for each company for the five-year compound annual growth rate of earnings per share, NTM EV/EBITDA, growth adjusted NTM EV/EBITDA, and NTM P/E and NTM P/E/G/ ratio.

66.    The disclosure of financial analyses is material because it provides stockholders with a basis to project the future financial performance of a company and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. Moreover, when a banker’s endorsement of the fairness of a transaction is touted to stockholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

67.    Without such undisclosed information, Gigamon stockholders cannot evaluate for themselves whether the financial analyses performed by Goldman Sachs were based on reliable inputs and assumptions or whether they were prepared with an eye toward ensuring that a positive fairness opinion could be rendered in connection with the Proposed Merger. In other words, full disclosure of the omissions identified above is required to ensure that stockholders can fully evaluate the extent to which Goldman Sachs’ opinion and analyses should factor into their voting decision with respect to the Proposed Merger.

68.    On October 26, 2017, the Board and Goldman Sachs reviewed the financial analysis of the Merger Consideration, which was confirmed by a written opinion dated October 26, 2017. The opinion stated that the Merger Consideration was fair to Gigamon stockholders. This confirms that the Individual Defendants were given the information about Goldman Sachs’ financial analysis and, thus, should have known what was not included in the Proxy Statement.

Material Omissions Concerning the Flawed Process

69.    The Proxy Statement also fails to disclose or misstates material information relating to the background process leading up to the Proposed Merger, including:

(a)    Whether the confidentiality agreements Gigamon entered into with thirteen parties (excluding Elliott) are still in effect and/or contain standstill provisions that are presently precluding each of the thirteen parties from making a topping bid for the Company;

(b)    Whether the eight financial sponsors that contacted Gigamon or Goldman Sachs as of June 20, 2017 were included in the sales process;

(c)    How the list of strategic partners and financial sponsors was compiled and who approved of which parties should be contacted;

(d)    The nature of the specific information to be presented to the strategic partners and whether the information was indeed presented to the strategic partners;

(e)    Details regarding the modifications to the financial projections that the Board asked management to make at the May 30, 2017 Board meeting;

(f)    The Board’s basis on October 5, 2017 for determining that Elliott’s offer price of $38.50 per share was a better valuation of Gigamon than the earlier valuation ranges based on the Case B Projections;

(g)    Whether any members of Gigamon management or the Board will continue with the post-close company, as well as the details of any employment related discussions and negotiations that occurred between Elliott and Gigamon executive officers, including who participated in all such communications, when they occurred, and their content; and

(h)    Whether any of Elliott’s prior proposals or indications of interest mentioned management retention.

70.    Less than a year before the announcement of the Proposed Merger with its $38.50 per share offer, the Company’s stock price closed at $60.35 per share. It is important that Defendants disclose the material information that they omitted from the Proxy Statement so that stockholders are able to make an informed decision about whether the Merger Consideration is fair and if they should vote in favor of the Proposed Merger or seek to exercise their appraisal rights.

71.    The aforementioned information is required so that stockholders may possess an accurate, comprehensive understanding of the sales process. This information is also necessary so that stockholders can evaluate whether any of the actions taken by the Board were taken in bad faith.

72.    The Individual Defendants examined the Proxy Statement and reviewed its contents before it was filed with the SEC, as required. Thus, it is clear that the Individual Defendants either knew or recklessly disregarded the fact that the Proxy Statement did not contain the information referred to herein.

73.    Absent disclosure of the foregoing material information prior to the vote on the Proposed Merger, Plaintiff and the other members of the Class will be unable to make a fully-informed voting or appraisal decision on the Proposed Merger and are thus threatened with immediate and irreparable harm, warranting the injunctive and equitable relief sought herein.

CLAIMS FOR RELIEF

COUNT I

Against All Defendants for Violations of Section 14(a) of the Exchange Act and Rule 14a-9 Promulgated Thereunder

74.    Plaintiff repeats all previous allegations as if set forth in full.

75.    During the relevant period, Defendants disseminated the false and misleading Proxy Statement specified above, which failed to disclose material facts necessary to make the statements, in light of the circumstances under which they were made, not misleading in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder.

76.    By virtue of their positions within the Company, Defendants were aware of this information and of their duty to disclose this information in the Proxy Statement. The Proxy Statement was prepared, reviewed, and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the sales process for the Company, the financial analyses performed by the Company’s financial advisor, and the actual intrinsic standalone value of the Company. Defendants were at least negligent in filing the Proxy Statement with these materially false and misleading statements.

77.    The omissions and false and misleading statements in the Proxy Statement are material in that a reasonable stockholder would consider them important in deciding how to vote on the Proposed Merger.

78.    By reason of the foregoing, the Defendants have violated Section 14(a) of the Exchange Act and SEC Rule 14a-9(a) promulgated thereunder.

79.    Because of the false and misleading statements in the Proxy Statement, Plaintiff and the Class are threatened with irreparable harm, rendering money damages inadequate. Therefore, injunctive relief is appropriate to ensure Defendants’ misconduct is corrected.

COUNT II

Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act

80.    Plaintiff repeats all previous allegations as if set forth in full.

81.    The Individual Defendants acted as controlling persons of Gigamon within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Gigamon, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Proxy Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleading.

82.    Each of the Individual Defendants was provided with or had unlimited access to copies of the Proxy Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

83.    In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, each is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations as alleged herein and exercised the same. The Proxy Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Merger. They were, thus, directly involved in the making of the Proxy Statement.

84.    In addition, as the Proxy Statement sets forth at length, and as described herein, the Individual Defendants were each involved in negotiating, reviewing, and approving the Proposed Merger. The Proxy Statement purports to describe the various issues and information that they reviewed and considered – descriptions the Company directors had input into.

85.    By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

86.    As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and SEC Rule 14a9, promulgated thereunder, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Defendants’ conduct, Gigamon’s stockholders will be irreparably harmed.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class, and against Defendants, as follows:

A.    Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative and Plaintiff’s counsel as Class counsel;

B.    Preliminarily and permanently enjoining Defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Merger and any vote on the Proposed Merger, unless and until Defendants disclose and disseminate the material information identified above to Gigamon stockholders;

C.    In the event Defendants consummate the Proposed Merger, rescinding it and setting it aside or awarding rescissory damages to Plaintiff and the Class;

D.    Declaring that Defendants violated Sections 14(a) and/or 20(a) of the Exchange Act, as well as SEC Rule 14a-9 promulgated thereunder;

E.    Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

F.    Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: November 29, 2017		WEISSLAW LLP

	By:	/s/ Joel E. Elkins
Joel E. Elkins (SBN 256020)
jelkins@weisslawllp.com
9107 Wilshire Blvd, Suite 450
Beverly Hills, CA 90210
Telephone: (310) 208-2800
OF COUNSEL:		Facsimile: (310) 209-2348

BRAGAR EAGEL & SQUIRE, P.C.
Melissa Fortunato

Todd H. Henderson	Attorneys for Plaintiff
fortunato@bespc.com
henderson@bespc.com
885 Third Avenue, Suite 3040
New York, NY 10022
Telephone: (212) 308-5858
Facsimile: (212) 214-0506

CERTIFICATION PURSUANT TO

THE FEDERAL SECURITIES LAWS

I, the undersigned Fulgence Tonfack, certify that:

1.    I have reviewed the complaint against Gigamon, Inc. (“Gigamon”) and others and have authorized its filing on my behalf.

2.    I did not purchase the securities that are the subject of this action at the direction of counsel or in order to participate in any action arising under the federal securities laws.

3.    I am willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4.    I hold 200 shares of Gigamon, Inc. (NYSE: GIMO) stock as of the date of this certification and have been a holder of Gigamon stock at all relevant times.

5.    I have not sought to serve or served as a class representative under the federal securities laws in the last three years.

6.    I will not accept any payment for serving as a representative party beyond the undersigned’s pro rata share of any recovery, except as ordered or approved by the court, including any award for reasonable costs and expenses (including lost wages) directly relating to the representation of the class.

I hereby certify, under penalty of perjury, that the foregoing is true and correct.

Dated: November 27th, 2017	/s/ Fulgence Tonfack
Fulgence Tonfack